UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BigBear.ai Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On December 16, 2025, the Company began making the following outreach to stockholders, which is also available on its website at bigbear.ai/proxy-vote-2025.

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BigBear.ai INDUSTRIES SOLUTIONS INVESTORS & PARTNERS CAREERS COMPANY NYSE:BBAI $5.97 ($-0.41) CONTACT US

Home > Proxy Vote 2025

Attn: Shareholders

Your Vote Will Help Strengthen Our Future

There's still time to participate in the proxy approval—the meeting has been adjourned to December 19, 2025. As a valued shareholder you can help provide the flexibility BigBear.ai needs to drive continued growth.

Vote Now: www.PROXYVOTE.com
Call to vote: 1-888-777-2094

Deadline to vote over the Internet is 11:59 p.m. ET, December 18, 2025.

VOTE NOW

What Your Vote Supports

To fuel our growth and expand our AI capabilities, we're asking you to approve an amendment that increases the number of authorized shares of common stock.

READ SHAREHOLDER LETTER

Your Proxy Vote Explained

Kevin McAleenan, CEO of BigBear.ai, breaks down the current proxy proposal, what it means for shareholders, and how you can vote.


WATCH VIDEO

Read Transcript

Hi, I'm Kevin McAleenan, CEO of BigBear.ai. And I'm also an investor.

I noticed you haven't had a chance to vote yet in our proxy election and I'd like to encourage you to join me in casting your vote as soon as possible for the proposals being presented at the Company's upcoming stockholder meeting.

These proposals would allow us to authorize additional shares which would provide the Company with greater flexibility to support strategic initiatives, pursue financing activities and continue investing in our long-term growth.

Whether you own thousands of shares or just a handful, your vote is important to the future of the Company. The Board of Directors and I urge you to vote in favor of both proposals.

Voting is quick and easy by going to our online voting platform at PROXYVOTE.com and entering your control number, by calling the toll-free number on your voting form or by calling Sodali and Co. at 1-888-777-2094.

Please vote today and help us build a stronger company for all our stockholders. Thank you for your continued support and participation.


WATCH VIDEO

Financial Benefits

Sean R. Ricker, CFO of BigBear.ai, explains the financial benefits and implications for shareholders.

Read Transcript

Hello, I'm Sean Ricker, Chief Financial Officer of BigBear.ai. I'm also an investor in the Company.

I noticed that you have not yet voted and I strongly encourage you to join me in casting your vote as soon as possible for the proposal being presented at the Company's upcoming reconvened stockholder meeting to be held on December 19th.

We are asking our shareholders to approve an amendment to the Company's Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock with the Company from 500 million to 1 billion.

To be clear, this vote is to authorize additional shares of our common stock that can be used in the future. Voting for the authorization of the additional shares does not result in the immediate issuance of new shares or have an immediate impact on the Company's shares outstanding. This authorization will provide additional authorized but unissued shares that can be deployed quickly and strategically when favorable market opportunities arise as we expand our AI capabilities both organically and inorganically.

Historically, having authorized shares available to us has allowed us to make important acquisitions like Pangiam, raise money to fund product development, and strengthen our balance sheet. Without these additional authorized shares, we'll be unable to pursue and quickly respond to such opportunities. So, your vote is important to the future of the Company. The Board of Directors and I urge you to vote in favor of this proposal.

Voting is quick and easy by going to our online voting platform at PROXYVOTE.com and entering your control number, by calling the toll-free number on your voting form or by calling Sodali and Co. at 1-888-777-2094.
Please vote today and help us build a stronger company for all of our stockholders. Thank you for your continued support and participation.

Why voting now is so important? Shareholders, make your voice heard! Want to learn more?

US-DOCS\166616233.2 Letter From CEO About Shareholder Vote Before Thursday, December 18,11:59 PM EST December 2025 URGENT REQUEST REGARDING OUR SPECIAL SHAREHOLDER MEETING Dear Shareholder, I wanted to personally thank you for your commitment to BigBear.ai, and to encourage you to vote your shares tn connection with the Company’s special meeting. We are asking our shareholders to approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company front 500,000,000 to 1,000,000,000. This authorization will provide additional authorized but unissued shares that will be available to help fuel our growth, as we expand our Al capabilities through organic and inorganic avenues, among other things. Please note that this is not a proposal to immediately issue and sell the additional 500,000.000 shares, but rather to authorize them so that as opportunities arise, we will be able to take advantage of those opportunities using our equity. Having authorized shares available has allowed us over the years to use our shares to make important acquisitions like Pangiam and to sell shares to fund product development and strengthen our balance sheet. We do not have many mote shares available—so your vote in support will allow us to continue to have shares available for similar purposes in the future. Your participation is important and will help avoid the need to further adjourn the Special Shareholder Meeting. As an important shareholder, your vote is essential. That is why I’m personally requesting that you vote your shares to help us pass the proposal to increase our authorized common stock. Thank you for your continued support of BigBcar.ai BigBear.ai Holdings, Inc. Kevin McAleenan Chief Executive Officer To speak with a live agent and vote please call: 1-88B-777-2094 or visit www.PROXYVOTE.com For more information, please visit https://bigbearai11stg.wpengine.com/proxy-vote-2025/.